                                                                     EXHIBIT 8.1

                        [TROUTMAN SANDERS LLP LETTERHEAD]

                                 March 20, 2001

AGCO Corporation
4205 River Green Parkway
Duluth, Georgia 30096

                  Re:      Registration Statement on Form S-4

Ladies and Gentlemen:

         We have acted as counsel to AGCO Corporation, a Delaware corporation ("AGCO"), in connection with (i) the planned merger (the "Merger") of Ag-Chem Equipment Co., Inc. ("Ag-Chem"), and Agri Acquisition Corp. ("AGRI"), a wholly-owned subsidiary of AGCO, and (ii) the Registration Statement on Form S-4 of AGCO, to which this opinion letter is filed as an exhibit (the "Registration Statement"). All capitalized terms, unless otherwise specified, have the meaning assigned to them in the Agreement and Plan of Merger by and among AGCO, AGRI and Ag-Chem, dated as of November 20, 2000 (the "Merger Agreement").

         For purposes of the opinion set forth below, we have reviewed and relied upon (i) the Merger Agreement, (ii) the Proxy Statement for a Special Meeting of Shareholders and Prospectus, dated March 20 2001, included in the Registration Statement (the "Proxy Statement/Prospectus"), and (iii) such other documents, records and instruments as we have deemed necessary or appropriate in order for us to render our opinion.

         Our opinion is based upon existing provisions of the Code, Treasury Regulations promulgated or proposed thereunder, and interpretations thereof by the Internal Revenue Service and the courts, all of which are subject to change with prospective or retroactive effect, and our opinion could be adversely affected or rendered obsolete by any such change.

         Based upon and subject to the foregoing as well as the limitations set forth below, it is our opinion that the statements contained under the heading, "Material Federal Income Tax Consequences," insofar as they constitute legal conclusions, constitute our opinion of the material federal income tax consequences of the Merger.

         Except as set forth above, we express no opinion as to the tax consequences to any party, whether federal, state, local or foreign, of the Merger or of any transactions related to the Merger or contemplated by the Merger Agreement. Furthermore, our opinion is based on current federal income tax law and administrative practice, and we do not undertake to advise you as to any changes after the Effective Date of the Merger in federal income tax law or administrative practice that may affect our opinion.

         This opinion is for use in connection with the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the use of our name under the caption "Material Federal Income Tax Consequences" in the Registration Statement and the Proxy Statement/Prospectus which is part thereof. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations.